1. Name and Address of Reporting Person

   Peter Fredericks
   Flanders Corporation
   2399 26th Avenue North
   Saint Petersburg, Florida 33714

2. Date of Event Requiring Statement (Month/Day/Year)
   05/01/2002

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   Flanders Corporation (FLDR)

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person



TABLE I -- Non-Derivative Securities Beneficially Owned

+------------------------------------------+----------------------+----------------+-----------------------------------------------+
|1. Title of Security                      |2. Amount of          |3. Ownership    |4. Nature of Indirect Beneficial Ownership     |
|                                          |   Securities         |   Form:        |                                               |
|                                          |   Beneficially Owned |   Direct(D) or |                                               |
|                                          |                      |   Indirect(I)  |                                               |
+------------------------------------------+----------------------+----------------+-----------------------------------------------+
  Common Stock                                    2,300                  D




TABLE II -- Derivative Securities Beneficially Owned

+-----------------------+---------------------+---------------------------------+----------+-------------+-------------------------+
|1.Title of Derivative  |2.Date Exercisable   |3.Title and Amount of Securities |4.Conver- |5.Ownership  |6. Nature of Indirect    |
|  Security             |  and Expiration Date|  Underlying Derivative          | sion or  | Form of     |   Beneficial Ownership  |
|                       |  (Month/Day/Year)   |  Security                       | Exercise | Derivative  |                         |
|                       +----------+----------+-----------------------+---------+ Price of | Security:   |                         |
|                       | Date     | Expira-  |                       |Amount or| Deri-    | Direct(D) or|                         |
|                       | Exer-    | tion     |         Title         |Number of| vative   | Indirect(I) |                         |
|                       | cisable  | Date     |                       |Shares   | Security |             |                         |
+-----------------------+----------+----------+-----------------------+---------+----------+-------------+-------------------------+
 Option to Buy           02/22/2002 02/22/2007  Common Stock             50,000       $1.79     D


Explanation of Responses:


SIGNATURE OF REPORTING PERSON


/s/ Peter Fredericks
-----------------------

DATE
06/07/2002